Exhibit 99.1

LQR House Inc. Announces Adjournment of Special Meeting of Stockholders

Miami Beach, Fl., February 23, 2026 -- LQR House Inc. (NASDAQ: YHC) (the “Company” or “LQR House”), a niche ecommerce platform specializing in the spirits and beverage industry, today announced that its Special Meeting of Stockholders (the “Special Meeting”), originally convened on February 23, 2026, was adjourned to allow additional time for stockholders to vote on the proposals described in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on January 28, 2026.

The Special Meeting will reconvene on March 2, 2026, at 10:00 a.m. Eastern Time, at the same virtual meeting location.

Stockholders of record as of the close of business on January 20, 2026 are eligible to vote and may continue to vote their shares until the reconvened Special Meeting.

The Board of Directors encourages all stockholders who have not yet voted to do so before the reconvened Special Meeting.

No changes have been made to the proposals to be voted on by stockholders.

About LQR House Inc.

LQR House intends to become a prominent force in the wine and spirits e-commerce sector, epitomized by its flagship alcohol marketplace, cwspirits.com. This platform seamlessly delivers a diverse range of emerging, premium, and luxury spirits, wines, and champagnes from esteemed retail partners like Country Wine & Spirits. Functioning as a technology-driven hub, LQR House utilizes software, data analytics, and artificial intelligence to elevate consumer experience. CWSpirits.com stands out as the go-to destination for modern, convenience-oriented shoppers, providing a curated selection of alcohol products delivered to homes across the United States. Beyond its role in an e-commerce sector, LQR House is a marketing agency with a specialized focus on the alcohol industry. The Company measures campaign success by directly correlating it with sales on CWSpirits.com, demonstrating a return on investment. Backed by an influential network of around 460 figures in the alcohol space, LQR House strategically drives traffic to CWSpirits.com, enhancing brand visibility. LQR House intends to disrupt the traditional landscape of the alcohol industry, driven by its dedication to providing an unparalleled online purchasing experience and delivering tailored marketing solutions.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements regarding the timing and expected reconvening of the Company’s Special Meeting of Stockholders and the expected timing of stockholder voting.

Forward-looking statements are based on the Company’s current expectations, assumptions, and projections about future events and are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements.

These risks and uncertainties include, but are not limited to, the Company’s ability to obtain sufficient stockholder votes to approve the proposals described in the Company’s proxy statement, the possibility of further adjournments of the Special Meeting, and other risks described in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

There can be no assurance that the Special Meeting will be reconvened as currently expected or that stockholders will approve the proposals.

Forward-looking statements speak only as of the date of this press release. The Company undertakes no obligation to update or revise any forward-looking statements, except as required by law.

Investor and Media Contact:

info@lqrhouse.com